Exhibit 99.2

BitYota, Inc.
Unaudited Condensed Financial Statements as of
June 30, 2015 and December 31, 2014 and for
the Six Months Ended June 30, 2015 and 2014

BITYOTA, INC.
UNAUDITED CONDENSED FINANCIAL STATEMENTS

BITYOTA, INC.
CONDENSED BALANCE SHEETS

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$3,877,529	$4,389,713
Trade and other receivables, net	67,793	142,700
Prepaid expenses and other current assets	124,004	96,542
Total current assets	4,069,326	4,628,955
Property and equipment, net	58,539	64,836
Total assets	$4,127,865	$4,693,791
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$66,661	$95,222
Accrued expenses and other liabilities	238,435	175,186
Deferred revenue	15,880	10,980
Total current liabilities	320,976	281,388
Long-term debt	3,000,000	1,498,750
Total liabilities	3,320,976	1,780,138
Commitments and contingencies
Convertible preferred stock:
Series Seed: $0.72 par value, 2,881,940 authorized, issued and outstanding	2,074,997	2,074,997
Series A: $1.745 par value, 6,302,998 authorized, 5,729,998 issued and outstanding	9,999,993	9,999,993
Stockholders’ deficit:
Common stock, $0.0001 par value, 22,700,744 authorized and 7,633,335 issued and outstanding at June 30, 2015 and December 31, 2014	754	754
Additional paid-in capital	83,969	62,766
Accumulated deficit	(11,352,824)	(9,224,857)
Total stockholders’ deficit	(11,268,101)	(9,161,337)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$4,127,865	$4,693,791

See accompanying notes to condensed financial statements.

BITYOTA, INC.
CONDENSED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,
	2015	2014
Revenue	$70,037	$149,542
Costs and expenses:
Cost of services	28,107	64,870
Sales and marketing	82,484	50,694
Technology and development	1,892,829	1,879,375
General and administrative	157,124	103,914
Total costs and expenses	2,160,544	2,098,853
Loss from operations	(2,090,507)	(1,949,311)
Other income (expense):
Interest income	457	1,466
Interest expense	(37,917)	—
Total other income (expense)	(37,460)	1,466
Loss before income taxes	(2,127,967)	(1,947,845)
Income tax expense	—	—
Net Loss	$(2,127,967)	$(1,947,845)

See accompanying notes to condensed financial statements.

BITYOTA, INC.
CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2015	2014
Operating activities
Net loss	$(2,127,967)	$(1,947,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,871	8,563
Share-based compensation	21,203	18,092
Change in operating assets and liabilities:
Trade and other receivables	74,907	(82,522)
Prepaid expenses and other current assets	(27,462)	(6,629)
Accounts payable	(28,561)	11,345
Accrued expenses and other liabilities	63,249	4,690
Deferred revenue	4,900	6,271
Net cash used in operating activities	(2,002,860)	(1,988,035)
Investing activities
Acquisition of property and equipment	(10,574)	(28,444)
Net cash used in investing activities	(10,574)	(28,444)
Financing activities
Proceeds from debt issuance	1,501,250	—
Net cash provided by financing activities	1,501,250	—
Net decrease in cash and cash equivalents	(512,184)	(2,016,479)
Cash and cash equivalents at beginning of period	4,389,713	7,017,679
Cash and cash equivalents at end of period	$3,877,529	$5,001,200

See accompanying notes to condensed financial statements.

BITYOTA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED JUNE 30, 2015

1.	Company Information
We offer the first ever MPP Data Warehouse Service designed and built from the ground up to deliver high performance computing using virtual machines in the public cloud. We were incorporated in Delaware in August 2011 and are headquartered in Mountain View, California.
2. Basis of Presentation and Use of Estimates
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).
The accompanying unaudited condensed financial statements as of June 30, 2014 and for the six month periods ended June 30, 2015 and 2014 are unaudited. The unaudited condensed financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. The condensed financial statements and footnotes have not been reviewed by an independent auditor.
Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2014 audited financial statements. Operating results for the six month period ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2015.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events; economic, environmental, and political factors; and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We make changes in estimates when circumstances warrant. We reflect such changes in estimates and refinements in estimation methodologies in reported results of operations. If material, we disclose the effects of changes in estimates in the notes to the financial statements. Significant estimates and assumptions affect the following: the carrying value of long-lived assets; the amortization period of long-lived assets; valuation of common stock; the provision for income taxes and related deferred tax accounts, and realizablity of deferred tax assets; certain accrued expenses; contingencies, and the value attributed to employee stock options and other stock-based awards.
We are also subject to the risks associated with a loss generating entity, including the need to further develop its technology, operations, and sales and marketing channels to attain profitability. Successful development of our products and services and, ultimately, the attainment of profitable operations, are dependent upon future events, including its ability to grow our customer base, and develop strategic alliances.
3. Summary of Significant Accounting Policies
There have been no material changes to our significant accounting policies as compared to the significant accounting policies described in our audited financial statements for the year ended December 31, 2014.
4. Commitments and Contingencies
There was no material change to the commitments and contingencies as disclosed in the audited financial statements for the year ended December 31, 2014.
From time to time, we may become involved in claims and other legal matters arising in the ordinary course of business. We investigate these claims as they arise. Although claims are inherently unpredictable, we currently are not aware of any matters that may have a material adverse effect on our business, financial position, results of operations or cash flows.

5. Financing Arrangements
On November 20, 2014, we entered into a loan and security agreement, or the Loan Agreement, with Silicon Valley Bank. The Loan Agreement provides for a term loan of up to $3 million which can be borrowed at any time prior to September 30, 2015. The term loan has a maturity date of December 1, 2018, with all outstanding principal amounts due on maturity date.
Borrowings under the Loan Agreement bear interest at a per annum rate equal to Prime Rate plus 1.75%. The interest rate increases or decreases when Prime Rate changes.
We have the right to prepay our borrowings under the Loan Agreement from time to time in whole or in part, without premium or penalty, subject to the procedures set forth in the Loan Agreement.
All of our obligations under the Loan Agreement are secured by all our personal property with the exception of our intellectual property.
The Loan Agreement does not require us to maintain certain financial covenants.
6. Stockholders Equity
Presentation
The par value of our convertible preferred stock and common stock is $0.0001 per share. Amounts reported in the accompanying balance sheet for such preferred stock and common stock include the additional paid-in capital associated with each respective series. Both series' of Preferred Stock contain deemed liquidation provisions which can be triggered outside the company’s control, and accordingly, both series' of Preferred Stock are presented in mezzanine equity.
Convertible Preferred Stock
The rights, preferences, and privileges of our Seed and Series A preferred stock as of June 30, 2015 are as follows:
Dividend
Holders of Series Seed and Series A convertible preferred stock are entitled to receive noncumulative dividends at a pro rata basis, based on the original issuance prices of $0.72 and $1.7452 per share, respectively, subject in each case to appropriate adjustment in the event of any stock dividend, stock bonus issue, stock split, subdivision, combination, consolidation, or similar recapitalization with respect to the respective series of preferred stock plus an additional amount on “as converted” to common share basis when, as, and if declared by the board of directors. Holders of Series A preferred stock have a priority of dividends payments over holders of Series Seed. No dividends on preferred stock were declared by the Board for the six month period ended June 30, 2015 or 2014.
Voting
In general, holders of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
The consent of a majority of the preferred stock holders voting separately as a class and on as-converted basis is required to liquidate, dissolve, or wind-up the business and affairs of the Company, effect any merger or consolidation or any Deemed Liquidation Event of consent to any of the foregoing.
The consent of a majority of the Series A preferred stock holders voting separately as a class ) is required to effect the following: (a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company; (b) authorizing or creating a new class of equity securities with rights that are senior to or on parity with any series of preferred stock; (c) increasing the authorized number of preferred stock or any series of preferred stock; (d) purchasing, redeeming, paying dividends on, or make distributions on equity securities other than certain enumerated exceptions; (e) creation or issuance of a debt security; (f) create or own stock in any non-wholly owned subsidiary; (g) increase or decrease the authorized number of directors constituting the Board of Director; (h) increase the number of shares of Common Stock authorized for issuance under the Company's stock incentive plan; or (i) create, sell or dispose of any subsidiary or joint venture, or make any other investment in or acquisition of any other person or entity.
Conversion
Each preferred share is convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully paid and nonassessable common stock as is determined by dividing the original issue price for such series of preferred stock by the applicable conversion price in effect at the time of conversion. The conversion prices for the Series Seed and Series A preferred stock are its respective original issue prices, subject to adjustments for certain events. The preferred stock will also be converted automatically into stock of common stock immediately prior to an initial public offering with aggregate proceeds of at least $40 million or upon the date specified by written consent of holders of a majority of the outstanding preferred stock on an as-converted basis.
Liquidation
In the event of any liquidation, dissolution, or winding up of the Company, including a merger, acquisition, or sale of assets, as defined, the holders of Series A preferred stock are entitled to receive an amount per share to the greater of (i) Series A original issue price plus any declared but unpaid dividends or (ii) such amount per share as would have been payable had all Series A preferred stock been converted into common stock immediately prior to such deemed liquidation event. If upon any such deemed liquidation event, the assets of the Company available for distribution to stockholders of the Company shall be insufficient to pay the holders of Series A preferred stock the full amount to which they shall be entitled, the holders of Series A preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the Series A preferred stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full.
After distributions have been made to all holders of Series A preferred stock in full, the holders of Series Seed preferred stock are entitled to receive an amount per share to the greater of (i) the respective Series Seed original issue prices plus any declared but unpaid dividends or (ii) such amount per share as would have been payable had all Series Seed preferred stock been converted into common stock immediately prior to such deemed liquidation event. If the assets of the Company available for distribution to stockholders shall be insufficient to pay the holders of Series Seed preferred stock the full amount to which be entitled, the holders of Series Seed preferred stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the Series Seed preferred stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full.
After the payment in full of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of common stock held by each such holder
Common Stock
As of June 30, 2015 , the Company has authorized 22,700,744 common stock, of which 7,633,333 common stock were issued and outstanding. As of December 31, 2013, the Company has authorized 22,700,744 common stock, of which 9,000,000 common stock were issued and outstanding.
7. Subsequent Events
On August 21, 2015 certain assets of BitYota, including the assembled workforce, were sold to LifeLock, Inc. under an Asset Purchase Agreement for $12.8 million. The proceeds of the sale were used to pay the outstanding balance of the Company's term loan and to return the original capital of the Seed and Series A Preferred Stockholders